Exhibit 99.1

Investor Contact: Larry P. Kromidas
(618) 258-3206

 News
Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

PIONEER ACQUISITION DRIVES STRONG FIRST QUARTER 2008 EARNINGS

CLAYTON, MO, April 28, 2008 – Olin Corporation (NYSE: OLN) announced today that its sales for the first quarter of 2008 were $399.1 million, compared to $255.5 million in the first quarter of 2007.  Net income from continuing operations in the first quarter of 2008 was $37.3 million, or $0.50 per diluted share, compared to $16.6 million, or $0.22 per diluted share in the first quarter of 2007.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer said, “Chlor Alkali earnings improved 55% compared with the first quarter of 2007, which reflects the contributions and synergies from the Pioneer acquisition and improved pricing.  This allowed the business to overcome significant challenges in the quarter, including an operating rate of 82%.  Winchester’s first quarter pretax earnings of $10.0 million represent a record first quarter for the Winchester business.  Winchester’s results reflect the combination of improved volumes and pricing.”

During the quarter, we experienced a number of unplanned outages at our Chlor Alkali facilities that negatively impacted our ability to optimize our operations and increased operating costs by approximately $2.0 million.  These outages were primarily caused by a series of weather events in the Eastern United States and Canada that disrupted electricity supplies and prevented the movement of railcars in Canada.  These issues were resolved by the end of the first quarter.

In the second quarter of 2008, Olin expects earnings to be in the $0.45-$0.50 per diluted share range.  Chlor Alkali earnings are expected to improve slightly compared to the first quarter due to increased chlorine volumes and improved operating rates.  ECU netbacks are expected to decrease slightly compared to the first quarter, as weaker chlorine prices and higher freight costs are expected to more than offset higher caustic soda prices.  Winchester earnings are expected to decline compared to the first quarter, due to normal seasonal reductions in demand, but improve compared to the second quarter of 2007.

SEGMENT REPORTING

We define segment results as income (loss) before interest expense, interest income, other income, and income taxes and include the results of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS

Chlor Alkali Products sales for the first quarter of 2008 were $288.3 million, compared to $155.3 million in the first quarter of 2007.  The increase reflects the combination of a 50% increase in volumes due to the acquisition of Pioneer, which occurred in the third quarter of 2007, and a 16% increase in chlorine and caustic soda prices.  These increases more than offset decreased volumes, excluding Pioneer, due to lower operating rates in the first quarter of 2008, compared to the first quarter of 2007.  The lower operating rates resulted from lower chlorine demand and unplanned outages.  Chlor Alkali segment income during the quarter was $67.0 million, compared to $43.2 million in the first quarter of 2007.  The higher level of income reflects the higher volumes resulting from the inclusion of the Pioneer operations, the cost synergies resulting from the integration of Pioneer and higher selling prices, offset in part by higher electricity and distribution costs.

WINCHESTER

Winchester first quarter 2008 sales were $110.8 million, compared with $100.2 million in the first quarter of 2007.  The combination of higher selling prices and higher sales volumes were responsible for the increase.

Winchester segment income for the first quarter was $10.0 million, compared to $8.1 million in the first quarter of 2007.  The favorable impact of higher volumes and increased selling prices was partially offset by the continued increase in the cost of raw material, including copper, lead, and zinc.  On average, the market prices of these commodity metals increased 20% year-over-year.

CORPORATE AND OTHER COSTS

For the first quarter of 2008, there was $4.5 million of income associated with the defined benefit pension plan included in the corporate and other segment.  This compares to expense of $1.5 million in the first quarter of 2007.  The year-over-year change reflects the impact of the $100 million voluntary contribution made in May of 2007, the favorable 2007 investment returns, a 25-basis point increase in the discount rate, the impact of the plan freeze for salaried and non-bargained hourly employees that became effective January 1, 2008, and an increase in the amortization period for actuarial losses.  On a total company basis, defined benefit pension plan income for the three months ended March 31, 2008 was $3.0 million, compared to expense of $7.4 million in 2007.  This pension cost reduction was partially offset by higher defined contribution pension costs.  During the first quarter of 2008, pension expense related to defined contribution plans was $3.2 million, compared to $0.9 million in the first quarter of 2007.

First quarter 2008 charges to income for environmental investigatory and remedial activities were $5.1 million, compared to $6.1 million in 2007.  These charges relate primarily to investigatory and remedial activities associated with former waste disposal sites and past manufacturing operations.

During the first quarter of 2008, other corporate and unallocated costs were $16.5 million, compared to $17.7 million in the first quarter of 2007.  Legal and legal-related expenses, primarily associated with legacy environmental matters and legal settlements, declined during the quarter compared to the first quarter of 2007.  This decline was partially offset by higher stock-based compensation costs.

CASH FLOW

During the first quarter of 2008, cash and cash equivalents declined by $56.1 million.  The decline reflects the normal seasonal growth in working capital that occurs primarily in the Winchester segment, the repayment of $9.8 million of debt that matured during the quarter, and $31.0 million of capital spending.  Approximately 55% of this capital spending was associated with the St. Gabriel chlor alkali facility conversion and expansion project.

DIVIDEND

On April 24, 2008, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on June 10, 2008 to shareholders of record at the close of business on May 9, 2008.  This is the 326th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The Company’s first quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Tuesday, April 29.  The call will feature remarks by Joseph D. Rupp, Olin’s Chairman, President and Chief Executive Officer, and John E. Fischer, Olin’s Vice President and Chief Financial Officer.  Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, www.olin.com.  Listeners should log on to the website at least 5 minutes before the call.  The call will also be audio archived on the Olin website for future replay.  A text of the prepared remarks from the conference call will be available on the website in the Investor section.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in two business segments:  Chlor Alkali Products and Winchester.  Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products.  Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "project," "estimate," and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2007 include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, housing, vinyls, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	higher-than-expected raw material, energy, transportation, and/or logistics costs; and

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2008 - 11

Olin Corporation Consolidated Statements of Income (a) (In millions, except per share amounts)
	Three Months
	Ended March 31,
	2008	2007

Sales	$399.1	$255.5
Operating Expenses:
Cost of Goods Sold	314.0	207.2
Selling and Administration	33.3	30.4
Other Operating Income	0.6	-
Operating Income	52.4	17.9
Earnings of Non-consolidated Affiliates	8.1	8.1
Interest Expense	4.5	5.0
Interest Income	2.8	3.4
Other Income	0.1	0.1
Income from Continuing Operations before Taxes	58.9	24.5
Income Tax Provision	21.6	7.9
Income from Continuing Operations	37.3	16.6
Income from Discontinued Operations, Net	-	6.5
Net Income	$37.3	$23.1
Net Income Per Common Share:
Basic Income per Common Share:
Income from Continuing Operations	$0.50	$0.22
Income from Discontinued Operations, Net	-	0.09
Net Income	$0.50	$0.31
Diluted Income per Common Share:
Income from Continuing Operations	$0.50	$0.22
Income from Discontinued Operations, Net	-	0.09
Net Income	$0.50	$0.31
Dividends Per Common Share	$0.20	$0.20
Average Common Shares Outstanding - Basic	74.6	73.5
Average Common Shares Outstanding - Diluted	75.0	73.8

(a) Unaudited.

Olin Corporation Segment Information (a) (In millions)
		Three Months
		Ended March 31,
		2008	2007
Sales:
	Chlor Alkali Products	$288.3	$155.3
	Winchester	110.8	100.2
	Total Sales	$399.1	$255.5
Income from Continuing Operations before Taxes:
	Chlor Alkali Products (b)	$67.0	$43.2
	Winchester	10.0	8.1
	Corporate/Other:
	Pension Income (Expense) (c)	4.5	(1.5)
	Environmental Provision	(5.1)	(6.1)
	Other Corporate and Unallocated Costs	(16.5)	(17.7)
	Other Operating Income	0.6	-
	Interest Expense	(4.5)	(5.0)
	Interest Income	2.8	3.4
	Other Income	0.1	0.1
	Income from Continuing Operations before Taxes	$58.9	$24.5
(a)	Unaudited.

(b)
Earnings of non-consolidated affiliates are included in the Chlor Alkali Products segment results consistent with management's monitoring of the operating segments. The earnings from non-consolidated affiliates were $8.1 million for both the three months ended March 31, 2008 and 2007.

(c)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.

Olin Corporation Consolidated Balance Sheets (a) (In millions, except per share data)
	March 31,	December 31,	March 31,
	2008	2007	2007

Assets:
Cash & Cash Equivalents	$249.9	$306.0	$256.2
Short-Term Investments	26.1	26.6	26.6
Accounts Receivable, Net	229.7	202.0	157.3
Inventories	130.2	106.7	93.9
Current Deferred Income Taxes	7.9	15.0	9.3
Other Current Assets	21.4	14.7	15.0
Current Assets of Discontinued Operations	-	-	391.4
Total Current Assets	665.2	671.0	949.7
Property, Plant and Equipment
(Less Accumulated Depreciation of $929.4, $912.6 and $878.7)	518.2	503.6	236.3
Prepaid Pension Costs	147.8	139.7	-
Deferred Income Taxes	27.3	26.3	137.6
Other Assets	71.3	58.9	17.7
Goodwill	301.9	301.9	-
Assets of Discontinued Operations	-	-	329.6
Total Assets	$1,731.7	$1,701.4	$1,670.9

Liabilities and Shareholders' Equity:
Current Installments of Long-Term Debt	$-	$9.8	$8.3
Accounts Payable	167.9	150.6	90.5
Income Taxes Payable	9.4	3.1	15.6
Accrued Liabilities	219.2	244.7	165.2
Current Liabilities of Discontinued Operations	-	-	139.8
Total Current Liabilities	396.5	408.2	419.4
Long-Term Debt	252.7	249.2	245.0
Accrued Pension Liability	50.9	50.5	239.8
Other Liabilities	332.7	329.8	208.0
Liabilities of Discontinued Operations	-	-	2.7
Total Liabilities	1,032.8	1,037.7	1,114.9
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares:
Issued and Outstanding 74.7 Shares (74.5 and 73.7 in 2007)	74.7	74.5	73.7
Additional Paid-In Capital	747.8	742.0	725.5
Accumulated Other Comprehensive Loss	(144.4)	(151.2)	(318.4)
Retained Earnings (Accumulated Deficit)	20.8	(1.6)	75.2
Total Shareholders' Equity	698.9	663.7	556.0
Total Liabilities and Shareholders' Equity	$1,731.7	$1,701.4	$1,670.9

(a) Unaudited.

Olin Corporation Consolidated Statements of Cash Flows (a) (In millions)

Three Months Ended March 31,	2008	2007
Operating Activities:
Net Income	$37.3	$23.1
Income from Discontinued Operations, Net	-	(6.5)
Earnings of Non-consolidated Affiliates	(8.1)	(8.1)
Stock-Based Compensation	1.6	1.1
Depreciation and Amortization	17.3	9.6
Deferred Income Taxes	4.7	(4.0)
Qualified Pension Plan (Income) Expense	(4.0)	3.7
Common Stock Issued Under Employee Benefit Plans	1.1	0.8
Changes in:
Receivables	(27.7)	(21.9)
Inventories	(23.5)	(11.2)
Other Current Assets	(6.7)	4.3
Accounts Payable and Accrued Liabilities	(8.8)	(10.4)
Income Taxes Payable	6.2	13.8
Other Assets	0.7	1.2
Other Noncurrent Liabilities	4.3	4.9
Other Operating Activities	3.7	(0.1)
Cash (Used for) Provided by Continuing Operations	(1.9)	0.3
Discontinued Operations:
Income from Discontinued Operations, Net	-	6.5
Operating Activities from Discontinued Operations	-	5.6
Cash Provided by Discontinued Operations	-	12.1
Net Operating Activities	(1.9)	12.4
Investing Activities:
Capital Expenditures	(31.0)	(9.2)
Proceeds from Disposition of Property, Plant and Equipment	0.2	0.1
Proceeds from Sale of Short-Term Investments	-	50.0
Proceeds from Sale/Leaseback of Equipment	-	14.8
(Advances to) Distributions from Affiliated Companies, Net	(3.1)	2.8
Other Investing Activities	1.1	-
Cash (Used for) Provided by Continuing Operations	(32.8)	58.5
Investing Activities from Discontinued Operations	-	(4.6)
Net Investing Activities	(32.8)	53.9
Financing Activities:
Long-Term Debt Repayments	(9.8)	(1.1)
Issuance of Common Stock	3.0	5.9
Stock Options Exercised	0.2	-
Excess Tax Benefits from Stock Options Exercised	0.1	-
Dividends Paid	(14.9)	(14.7)
Net Financing Activities	(21.4)	(9.9)
Net (Decrease) Increase in Cash and Cash Equivalents	(56.1)	56.4
Cash and Cash Equivalents, Beginning of Year	306.0	199.8
Cash and Cash Equivalents, End of Period	$249.9	$256.2

(a) Unaudited.